EXHIBIT 21

FactSet Research Systems Inc. Subsidiaries

Subsidiaries as of August 31, 2008

Company Name	State or Country of Incorporation
FactSet Research Systems Inc.	Delaware
FactSet Data Systems, Inc.	Delaware
Decision Data System B.V.	Netherlands
FactSet Benelux B.V.	Netherlands
FactSet Europe Limited	England
FactSet Europe S.a.r.l.	Luxembourg
FactSet France, Inc.	Delaware
FactSet France S.a.r.l	France
FactSet Global Filings Limited	United Kingdom
FactSet GmbH	Germany
FactSet Holdings UK Limited	England / Wales
FactSet Hong Kong Limited	Hong Kong
FactSet Systems India Private Limited	India
FactSet Italia S.r.l.	Italy
FactSet JCF S.A.S.	France
FactSet Limited	Delaware
FactSet Mergerstat, LLC	Delaware
FactSet Pacific, Inc.	Delaware
FactSet Research Limited	England
FactSet Research Limited	New York
FactSet Research Systems Limited	England
FactSet Systems India Private Limited	India
FactSet TrueCourse, Inc.	New Jersey
FactSet Ireland Ltd	Ireland
JCF Information (Asia) Pte Limited	Singapore
LionShares Europe S.A.S.	France
StreamVPN Asia PTE. Ltd.	Singapore
StreamVPN Asia Limited	Hong Kong
DealMaven, Inc.	Delaware